EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports First Quarter 2012 Financial Results

THE WOODLANDS, Texas, May 15, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2012.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $12.1 million as of March 31, 2012 as compared to $4.6 million as of December 31, 2011. On February 1, 2012, we completed a registered direct offering to certain institutional investors, including certain existing shareholders, of 2,463,537 shares of our common stock at a price per share of $4.50. Net proceeds to us, after deducting placement agent's fees and offering expenses, were approximately $10.3 million. Net cash of approximately $2.5 million was used in operating activities during the three month period ended March 31, 2012 as compared to $1.8 million for the same period in the prior year. The major use of cash during the three month period ended March 31, 2012 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during the three month period ended March 31, 2012 was approximately $231,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended March 31, 2012, was ($2.4) million, or ($0.17) per share, as compared to a net loss of ($2.1) million, or ($0.20) per share, for the same period in 2011. The increase in loss for the three month period ended March 31, 2012 as compared to the same period in 2011 was primarily due to increased expenses in payroll and benefits, including non-cash stock based compensation, partially offset by a decrease in clinical development expenses related to Androxal due to the completion of a Phase 2B study in men with secondary hypogonadism and a Phase 2 study as a potential treatment for glycemic control in hypogonadal men with Type 2 diabetes.

Research and development ("R&D") expenses remained constant at approximately $1.5 million for both three month periods ended March 31, 2012 and 2011. Although R&D expenses remained constant, expenses related to the clinical development of Androxal® decreased $502,000 for the three month period ended March 31, 2012 as compared to the same period in the prior year due to the completion of a Phase 2B study in men with secondary hypogonadism and a Phase 2 study as a potential treatment for glycemic control in hypogonadal men with Type 2 diabetes. Clinical development expenses for Proellex® increased $99,000 for the three month period ended March 31, 2012 as compared to the same period in the prior year due to the commencement of our Phase 1/2 vaginal administration study for uterine fibroids in the first quarter of 2012. Payroll and benefits expenses increased for the three month period ended March 31, 2012 as compared to the same period in the prior year by $249,000 due to increased headcount and non-cash stock based compensation.   Additionally, operating and occupancy expenses increased $140,000 for the three month period ended March 31, 2012 as compared to the same period in the prior year due to an increase in professional services and travel expenses.

General and administrative ("G&A") expenses increased 53% to $973,000 for the three month period ended March 31, 2012 as compared to $635,000 for the same period in the prior year. The increase in G&A expenses for the three month period ended March 31, 2012 as compared to the same period in the prior year is primarily due to an increase in non-cash stock based compensation in the amount of $270,000 and an increase in salaries of $90,000 due to increased headcount and the discontinuation of the salary reduction program initiated in August 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased for the three month period ended March 31, 2012 as compared to the same period in the prior year by approximately $45,000 due to a decrease in professional services.

As of March 31, 2012, the Company had 14,821,981 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Revenues and other income	$ --	$ --

Expenses
Research and development	1,466	1,480
General and administrative	973	635
Total expenses	2,439	2,115

Net loss	$ (2,439)	$ (2,115)

Net loss per share - basic and diluted	$ (0.17)	$ (0.20)

Weighted average shares used in loss per share calculation:
Basic	13,983	10,790
Diluted	13,983	10,790

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$ 12,108	$ 4,565
Prepaid expenses and other currents assets	298	99
Fixed assets (net)	29	15
Patents (net)	1,572	1,385
Total assets	$ 14,007	$ 6,064

Accounts payable and accrued
expenses	$ 909	$ 1,398
Stockholders' equity	13,098	4,666
Total liabilities and
stockholders' equity	$ 14,007	$ 6,064
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations:  Thomas Fechtner
         The Trout Group
         (646) 378-2931